SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           AMENDMENT NO. 1 TO FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              Thermo Fibergen Inc.
             (Exact Name of Registrant as Specified in its Charter)


          Delaware                                     04-3311544
          --------                                     ----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


8 Alfred Circle, Bedford, Massachusetts                  01730
---------------------------------------                ----------
(Address of Principal Executive Offices)               (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

     Securities Act registration statement file number to which this form relates: _________________ (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                       Name of Each Exchange on Which
      To be so Registered                       Each Class is to be Registered
      -------------------                       -------------------------------

      Units, consisting of one
      share of Common Stock,
      par value $.01 per share,
      and one Redemption Right                  American Stock Exchange

      Common Stock Redemption
      Rights                                    American Stock Exchange

      Common Stock, par value                   American Stock Exchange
      $0.01 per share


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                      ----
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

      The authorized capital stock of Thermo Fibergen Inc. (the "Corporation") consists of 25,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"). The following description of the capital stock of the Corporation is qualified in its entirety by reference to the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Bylaws (the "Bylaws"), copies of which have been filed with the Securities and Exchange Commission.

Units and Redemption Rights

      In September 1996, the Corporation sold 4,715,000 units, each unit consisting of one share of Common Stock and one redemption right (a "Redemption Right"), in an initial public offering. The Common Stock and Redemption Rights began trading separately on December 13, 1996. Holders of a Redemption Right have the option to require the Corporation to redeem one share of Common Stock at $12.75 per share in September 2000 (the "First Redemption Period") or
September 2001 (the "Second Redemption Period" and, together with the First Redemption Period, the "Redemption Periods"). A Redemption Right may only be exercised if the holder owns a share of Common Stock during the Redemption Periods. To the extent that the number of Redemption Rights exceeds the number of shares of Common Stock held by persons other than Thermo Electron Corporation ("Thermo Electron") or Thermo Fibertek Inc. ("Thermo Fibertek"), the Corporation will not be required to redeem the total redemption value. The Redemption Rights are guaranteed, on a subordinated basis, by Thermo Electron.

      Exercise of Rights

      Notice of commencement of each Redemption Period will be published in the Wall Street Journal, and will be mailed to holders of record of the Redemption Rights, not less than 30 nor more than 45 days prior to the commencement of such Redemption Period. To be redeemed, certificates for shares of Common Stock must be received at the office of the Corporation or its agent, as specified in the notice, along with certificates for Redemption Rights duly executed indicating the number of shares being tendered for redemption during the Redemption Period. The Corporation or its agent after the end of the Redemption Period will promptly return to each shareholder a certificate for all shares and Redemption Rights surrendered but not redeemed and will mail to each shareholder a check in consideration for the shares that were redeemed. Shareholders who elect to redeem their shares will be entitled to revoke their election by delivering a written notice of such revocation to the agent or to the Corporation as specified in the notice prior to the end of the Redemption Period.

      The Corporation's obligation to make such redemptions would be deferred to the extent that such redemptions are made at a time when the Corporation's capital is impaired or when such redemptions would cause any impairment of the Corporation's capital or if such redemptions are otherwise prohibited by law. These provisions do not affect the guarantee by Thermo Electron of the Corporation's redemption obligations.

      Adjustments

      Both the consideration payable by the Corporation upon redemption of the shares of Common Stock and the number of shares of Common Stock which are subject to redemption are subject to adjustment upon the occurrence of certain events, including (i) the issuance of Common Stock as a dividend or the distribution of a security or right convertible into or exchangeable for shares of Common Stock to all of the holders of Common Stock, (ii) a subdivision or combination of the Corporation's outstanding Common Stock and (iii) the issuance by reclassification or reorganization of the outstanding shares of Common Stock.

      Expiration of Redemption Rights

      The Redemption Rights will expire and become worthless in the event that, at any time (i) prior to the beginning of the First Redemption Period or (ii) after the end of the First Redemption Period and prior to the beginning of the Second Redemption Period, the closing price of the Common Stock as reported on the principal trading market for the Common Stock has been at least 150% of the Redemption Price (or $19.125), as adjusted as provided above, for 20 of any 30 consecutive trading days, provided that neither Thermo Electron nor any of its subsidiaries have purchased any shares of Common Stock on any of such days.

      Covenants of the Corporation and Thermo Electron

      Pursuant to a Guarantee Agreement relating to the Redemption Rights, the Corporation and Thermo Electron have covenanted that they will not, without the consent of the holders of a majority of the Redemption Rights other than Thermo Electron and its subsidiaries, take any voluntary action to avoid or seek to avoid the observance or performance of any of the terms of their obligations with respect to the Redemption Rights. While any Redemption Rights are outstanding, the Corporation may (i) reorganize or reclassify its Common Stock,
(ii) merge or  consolidate  with  another  corporation  or other legal entity or
(iii) sell or transfer all or substantially all of its business or assets only if adequate provision is made so that the Redemption Rights are adjusted so as to preserve the economic benefits thereof to the holders, as determined by the Board of Directors of the Corporation in its reasonable discretion, which benefits shall include the right to receive cash.

Common Stock

      Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. At all meetings of stockholders of the Corporation, all questions, except as otherwise expressly provided for by statute, the Certificate of Incorporation or the Bylaws, shall be determined by a majority vote of the stockholders present in person or represented by proxy. Upon any liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of Common Stock are entitled to share pro rata in the assets of the Corporation available for distribution after provision for the payment of creditors. The outstanding shares of Common Stock are fully paid and nonassessable. There are no restrictions on transferability contained in the Certificate of Incorporation or Bylaws. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Common Stock is listed on the American Stock Exchange. Thermo Fibertek and Thermo Electron together beneficially own a majority of the Common Stock, and thus have the power to elect all of the members of the Corporation's Board of Directors.

Certain Charter, By-Law and Statutory Provisions

      The ownership of a majority interest in the Corporation by Thermo Fibertek and Thermo Electron, either alone or in combination with certain provisions, described below, of the Certificate of Incorporation, the Bylaws and Section 203 of the General Corporation Law of the State of Delaware (discussed below), could have the effect of delaying, deferring or preventing a change in control of the Corporation.

      The Bylaws provide that special meetings of stockholders may be called only by the Corporation's Board of Directors or certain officers. Stockholders are not authorized by the Bylaws to call a special meeting or to require that the Board of Directors call a special meeting of stockholders.

      The Certificate of Incorporation includes a provision eliminating the liability of its directors to the Corporation or to its stockholders for money damages, to the extent permitted by Delaware law. In addition, both the Certificate of Incorporation and Bylaws contain provisions providing for the indemnification of the Corporation's officers and directors to the maximum extent permitted by Delaware law from claims, liabilities and expenses to which they may be or become liable by reason of their being officers or directors of the Corporation.

Section 203 of Delaware General Corporation Law

      The Corporation is subject to Section 203 of the General Corporation Law of the State of Delaware ("Section 203"), which generally prohibits any Delaware corporation that has a class of securities listed on a national securities exchange or more than 2,000 stockholders of record from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person becomes an interested stockholder, unless either (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder owned 85% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time he became an interested stockholder or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), voting at an annual or special meeting of the stockholders and not acting by written consent. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's outstanding voting stock. A "business combination" includes mergers, consolidations, stock sales, asset sales and other transactions involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that results in a financial benefit to the interested stockholder.

      The failure of a person becoming an interested stockholder of the Corporation to obtain the consent of the Corporation's Board of Directors and/or stockholders (other than the interested stockholder), could result in the interested stockholder finding it difficult to manage the business of the Corporation. This need to acquire consent of the Corporation's Board of Directors and/or stockholders for Section 203 purposes imposes a substantial burden on a potential acquiror and could therefore act as an anti-takeover device.

      Notwithstanding the foregoing, business combinations with Thermo Fibertek, Thermo Electron and their affiliates are not subject to the provisions of
Section 203.

Item 2.  Exhibits.

     1. Certificate of Incorporation of the Corporation, as amended (filed as Exhibit 3.1 to the Corporation's Registration Statement on Form S-1 [Reg. No. 333-07585] and incorporated herein by reference).

     2. Bylaws of the Corporation (filed as Exhibit 3.2 to the Corporation's Registration Statement on Form S-1 [Reg. No. 333-07585] and incorporated herein by reference).

     3. Form of Guarantee of Thermo Electron (filed as Exhibit 4.1 to the Corporation's Registration Statement on Form S-1 [Reg. No. 333-07585] and incorporated herein by reference).

     4. Guarantee Agreement among the Corporation, Thermo Electron and the Representatives of the Underwriters (filed as Exhibit 4.2 to the Corporation's Registration Statement on Form S-1 [Reg. No. 333-07585] and incorporated herein by reference).

     5.  Form  of  Common  Stock  Certificate  (filed  as  Exhibit  4.3  to  the
Corporation's Registration Statement on Form S-1 [Reg. No. 333-07585] and incorporated herein by reference).

     6. Form of Redemption Rights Certificate (filed as Exhibit 4.4 to the Corporation's Registration Statement on Form S-1 [Reg. No. 333-07585] and incorporated herein by reference).

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   THERMO FIBERGEN INC.



                                   By:  /s/ Theo Melas-Kyriazi
                                        ----------------------------
                                        Theo Melas-Kyriazi
                                        Chief Financial Officer

Date: November 22, 1999